EXHIBIT A

March 15, 2002

To: Welsh, Carson, Anderson & Stowe VIII, L.P.
320 Park Avenue
New York, NY 10022
Telephone: 212-893-9500
Facsimile: 212-893-9575

From: Bank of America, N.A.
c/o Banc of America Securities LLC
Equity Financial Products
9 West 57th Street, 40th floor
New York, NY 10019
Telephone: 212-583-8373
Facsimile:  212-230-8610

Re: Forward Delivery Transaction

Reference: NY-8535

          The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (either "BofA" or "Party A") and Welsh, Carson, Anderson & Stowe VIII, L.P. (either the "Counterparty" or "Party B") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

          The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Confirmation evidences a complete binding agreement between the Counterparty and BofA as to the terms of the Transaction to which this Confirmation relates. This Transaction shall be considered to be a Share Transaction for purposes of the Equity Definitions.

          Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. If the Counterparty and BofA have entered into an ISDA Master Agreement (the "Agreement"), then this Confirmation supplements, forms a part of, and is subject to, that Agreement, as amended and supplemented from time to time. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. If the Counterparty and BofA have not entered into an ISDA Master Agreement, then they agree to use all reasonable efforts to promptly negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form"), with such modifications as the Counterparty and BofA will in good faith agree. Upon the execution of such an agreement, this Confirmation will supplement, form a part of, and be subject to, that agreement. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation except as expressly modified below. Until the parties execute and deliver that agreement, this Confirmation, together with all other documents relating to the ISDA Form (each a "Confirmation") confirming transactions (each a "Transaction") entered into between us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement in such form (without any Schedule, but with the elections made herein) on the Trade Date of the first such Transaction between us (such agreement, or the ISDA Form, hereinafter the "Agreement"). In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

(a) General Terms:


     Trade Date:                       March 15, 2002

     Effective Date:                   May 20, 2002

     Shares: The common shares of Triad Hospitals, Inc. (the "Issuer") (Exchange symbol "TRI")

     Exchange:                         New York Stock Exchange

     Related Exchanges:                Chicago Board Options Exchange,
                                       Chicago Mercantile Exchange and
                                       Pacific Stock Exchange

     Maturity Date:                    The final Valuation Date (expected to be
                                       May 15, 2003)

     Exchange Business Day:            Any day on which there is trading of the
                                       Shares on the Exchange

     Settlement Currency:              USD

     Clearance System:                 The customary manner for delivery of
                                       Shares in certificated form bearing a
                                       Rule 145 restrictive legend.

(b)  Determination of Number of Shares to be Delivered:

     Number of Shares to be Delivered: For each Settlement Date, the sum of the
                                       Daily Forward Delivery Amounts for each
                                       Valuation Date that has occurred up to
                                       and including the Settlement Valuation
                                       Date with respect to such Settlement Date for which settlement has not occurred.

     Daily Forward Delivery Amount:    For each Valuation Date on which a
                                       Forward Delivery Event occurs (on a per
                                       day, non-cumulative basis), 4,000 Shares.
                                       For each other Valuation Date, zero
                                       Shares.

     Forward Delivery Event:           Any Valuation Date on which the Closing
                                       Price is greater than the Threshold
                                       Price.

     Closing Price:                    The closing price per Share on the
                                       Exchange at the Valuation Time on each
                                       Valuation Date

     Valuation Time:                   At the close of trading during the
                                       regular trading session on the Exchange

     Valuation Date:                   Each of the 250 Exchange Business Days
                                       immediately following the Effective Date, unless there is a Market Disruption Event on any such day. If there is a Market
                                       Disruption Event on such a day, then the Valuation Date that would have occurred on such day shall be postponed and shall be the first succeeding Exchange Business
                                       Day on which there is no Market
                                       Disruption Event, unless there is a
                                       Market Disruption Event on each of the
                                       five Exchange Business Days
                                       immediately following the original date
                                       that would have been the Valuation Date
                                       (the "Scheduled Valuation Date"). In that case, (i) that fifth Exchange Business
                                       Day shall be deemed to be the Valuation
                                       Date, for such Exchange Business Day and each of the five immediately preceding
                                       Exchange Business Days, notwithstanding
                                       the Market Disruption Event, (ii) the
                                       Calculation Agent shall determine whether or not a Forward Delivery Event has occurred for such Exchange Business Day and each of the five immediately preceding Exchange Business Days based on its good faith estimate of the closing price for the Share that would have prevailed but for that Market Disruption
                                       Event as of the Valuation Time on that
                                       fifth Exchange Business Day and such good faith estimate shall be the Closing
                                       Price.

                                       Any Valuation Dates that occur on the
                                       same day as a result of the postponements set forth hereof shall be counted separately for purposes of determining the Maturity Date.

                                       For the avoidance of doubt, the first two lines of Section 4.3(a) of the Equity Definitions are amended to read: 'Section
                                       4.3 Market Disruption Event. (a) "Market
                                       Disruption Event" in relation to a
                                       Forward Delivery Transaction means:'.

     Threshold Price:                  U.S. $34.2278

     Forward Delivery Price:           U.S. $41.7905

(c)  Physical Settlement Terms:

     Physical Settlement:              Applicable, unless the Counterparty
                                       elects Cash Settlement in accordance with the terms set forth below. If Physical
                                       Settlement is applicable, on each
                                       Settlement Date, BofA shall pay to
                                       Counterparty an amount expressed in the
                                       Settlement Currency equal to the
                                       Settlement Price, and Counterparty shall deliver to BofA the Number of Shares to be Delivered through the Clearance System on a delivery versus payment basis. For the avoidance of doubt, it is understood that physical delivery of certificates for Shares bearing a Rule 145 restrictive legend will be an appropriate manner of delivery.

     Settlement Price:                 The  Number  of  Shares  to be  Delivered
                                       multiplied  by the  Forward  Delivery
                                       Price(subject to the Additional
                                       Conditions as set forth below)

     Settlement Valuation Date:        The Friday of each week, from and
                                       including May 24, 2002, to and and
                                       including the Maturity Date, or if such
                                       day is not an Exchange Business Day, the next following Exchange Business Day, unless there is a Market Disruption Event on such day in which case the terms as set forth under the definition of "Valuation Date" shall apply

     Settlement Date:                  The third  Clearance  System  Business
                                       Day following each Settlement Valuation
                                       Date, unless a Settlement Disruption
                                       Event prevents delivery of the Shares on such day. If a

                                       Settlement Disruption Event prevents
                                       delivery on such day, then the Settlement
                                       Date will be the first succeeding day on which delivery of the Shares can take place through the relevant Clearance System unless a Settlement Disruption Event prevents settlement on each of the 10 relevant Clearance System Business Days immediately following the original date that, but for the Settlement Disruption Event, would have been the Settlement Date. In that case, (a) if such Shares can be delivered in any other commercially reasonable manner, then the Settlement Date will be the first day on which settlement of a sale of Shares executed on that 10th relevant Clearance System Business Day customarily would take place using such other commercially reasonable manner of delivery (which other manner of delivery will be deemed the relevant Clearance System for the purposes of the delivery of the relevant Shares), and (b) if such Shares cannot be delivered in any other commercially reasonable manner, then the Settlement Date will be postponed until delivery can be effected through the relevant Clearance System or in any other commercially reasonable manner.

                                       With respect to each Settlement Date, the provisions of Sections 6.5, 6.6, 6.7, 6.8 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-Settled option Transaction" shall be read as references to a "Forward Delivery Transaction".

       Additional Conditions:          If Physical Settlement is applicable the
                                       Counterparty shall to the satisfaction of BofA cause the Shares to be delivered on each Settlement Date without any legend restricting transfer on the certificate evidencing such Shares other than a Rule
                                       145 restrictive legend. The Counterparty will use commercially reasonable efforts to assist BofA in obtaining the removal of any Rule 145 restrictive legend in order to effectuate the settlement of a resale of such Shares by BofA or an affiliate of BofA in a transaction effected in accordance with Rule
                                       145(d)(1) or (2) under the Securities Act of 1933, as amended (a "Rule 145(d)
                                       Sale"), including but not limited to, the delivery of certificates or documents as to matters of fact regarding the Counterparty required by the Transfer
                                       Agent or the Issuer in connection with
                                       such sales.

(d) Cash Settlement Terms:

    Option to Cash Settle:             Counterparty shall have the right, but
                                       not the obligation, to cash settle any
                                       Daily Forward Delivery Amount, in whole, but not in part, by executing to and delivering written notice specifying that
                                       Cash Settlement applies on any Currency
                                       Business Day that is at least five (5)
                                       Currency Business Days prior to the
                                       applicable Settlement Valuation Date.

    Settlement Price:                  The Number of Shares to be Delivered
                                       multiplied by the Forward Delivery Price

    Cash Settlement:                   If Cash Settlement is applicable, BofA
                                       shall pay to the Counterparty the
                                       Settlement Price and Counterparty shall
                                       pay to BofA an amount equal to the Number of Shares to be Delivered times the Cash
                                       Settlement Price and such payment
                                       obligation shall be netted.

    Settlement Currency:               U.S. Dollars

    Cash Settlement Price:             The closing price per Share on the
                                       Exchange at the Valuation Time on the
                                       Settlement Valuation Date

    Cash Settlement Payment Date:      Three Currency Business Days following
                                       each Settlement Valuation Date

Adjustments:

Method of Adjustment:                  Calculation Agent Adjustment, where
                                       following any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the Transaction, and if so, will
                                       (i) make the corresponding adjustments,
                                       if any, to any one or more of, the
                                       Forward Delivery Price, Threshold Price,
                                       Settlement Price, Daily Forward Delivery
                                       Amount, Number of Shares to be Delivered, and any other variable relevant to the valuation, settlement or payment terms of this Transaction (including but not limited to the payment of any extraordinary dividends to BofA) as the Calculation Agent reasonably determines appropriate to account for that material effect and (ii) determine the effective date of the adjustment.

Extraordinary Events:

    Consequence of Merger Events

    (a)  Share-for-Share:              Alternative Obligation, where on or after
                                       the relevant Merger Date, in the case of Forward Delivery Transaction, the number of New Shares to which a holder of the Forward Delivery Amounts would be entitled upon consummation of the Merger
                                       Event will be deemed to be the Forward
                                       Delivery Amounts, and the New Shares and their issuer will be deemed the "Shares" and the "Issuer" respectively, and if necessary, the Calculation Agent will adjust any of relevant terms accordingly.
                                       Notwithstanding the above, the
                                       Calculation Agent will determine if such Merger Event adjustment affects the theoretical value of the Transaction and if so, may in its reasonable discretion make any adjustments to the terms of the Transaction as it deems necessary to reflect the characteristics (including without limitation, the volatility, dividend practice and policy and liquidity) of the New Shares.

    (b)  Share-for-Other:              Cancellation and Payment (as defined
                                       below)

    (c)  Share-for-Combined:           Cancellation and Payment (as defined
                                       below)

Nationalization, Insolvency
or De-Listing Event:                   Cancellation and Payment (as defined
                                       below)

"De-Listing Event" means that the Shares cease to be listed on, or quoted by, any of the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market (or their respective successors) for any reason (other than a Merger Event). Upon the occurrence of a De-Listing Event, Cancellation and Payment (as defined below) will apply, with the Announcement Date deemed to be the date that the De-Listing Event first occurs (as determined by the Calculation Agent).

Cancellation and Payment means, in the case of a Forward Delivery Transaction, the Transaction will be cancelled as of the Merger Date, in the case of a Merger Event, or the Announcement Date in the case of a Nationalization, Insolvency or De-Listing Event, and Counterparty will pay to BofA or BofA shall pay to the Counterparty, as the case may be, an amount in cash equal to the "Termination Value", such payment to be made not later than three Currency Business Days following the determination by the Calculation Agent of such amount (denominated in the currency for settlement of the Transactions as determined by the Calculation Agent). The "Termination Value" shall be an amount as determined by the Calculation Agent representing the fair value to BofA and its affiliates and the Counterparty of an agreement that would preserve for BofA and its affiliates and the Counterparty the economic equivalent of the aggregate payment and deliveries in respect of the Forward Delivery Transaction that would have been required but for the occurrence of the Merger Event, Nationalization, Insolvency or De-Listing Event (taking into account any adjustment that may have been calculated on or prior to such date). The Calculation Agent shall calculate such amount based on the following factors (and such other factors as it deems appropriate) (i) the volatility of the Shares, (ii) dividends on the Shares,
(iii) a value ascribed to the Shares equal to the consideration, if any, paid in respect of such Shares to holders of such Shares at the time of the Merger Event, Nationalization, Insolvency or De-Listing Event (iv) prevailing interest rates, and (v) a term equal to the number of days from the Announcement Date through and including the Maturity Date. For the avoidance of doubt, for purposes of calculating the value of this Transaction on any given day, such value shall be based on a number of Shares equal to the Maximum Number of Daily Forward Delivery Amounts for such Transaction.

Maximum Number of Daily Forward Delivery Amounts means, for any day from but excluding the Trade Date, to and including the Maturity Date, an amount as determined by the Calculation Agent equal to the sum of the Daily Forward Delivery Amounts for each day up to and including the Maturity Date for which settlement has not occurred, assuming for purposes of calculating the Maximum Number of Daily Forward Delivery Amounts only that a Forward Delivery Event will occur on each Valuation Date until the Maturity Date.

3. Payments on Early Termination:      Second Method and Loss

4. Calculation Agent:                  BofA

5. Account Details:

         Account for payments to Counterparty:

                  United States Trust Company of New York
                  ABA#  021-001-318
                  In favor of: Welsh, Carson, Anderson & Stowe VIII
                  A/C # 69-86862
                  Attn: Dorothy Oertel, (212) 669-6143

         Account for payments to BofA:

                  Bank of America, NA
                  San Francisco, CA
                  SWIFT:   BOFAUS6S
                  Bank Routing:  121-000-358
                  Account Name:  Bank of America
                  Account Number:  12333-34172

                  Account for delivery of Shares to BofA:  Will advise.

6.     Offices and Notice Information:

       (a)    The Office of BofA for the Transaction is: Charlotte

               Address for Notices:
               Bank of America, N.A.
               c/o Banc of America Securities LLC
               Equity Financial Products
               9 West 57th Street, 40th floor
               New York, NY 10019
               Telephone: 212-583-8373
               Facsimile: 212-230-8610

       (b)    The Office of the Counterparty for the Transaction is:
              Inapplicable. Counterparty is not a Multibranch Party.

               Address for Notices:
               Welsh, Carson, Anderson & Stowe VIII, L.P.
               320 Park Avenue
               New York, NY 10022
               Telephone: 212-893-9500
               Facsimile: 212-893-9575

7.       Other Provisions:

         (a) Counterparty Representations. Counterparty represents and warrants to and for the benefit of BofA, as of the date hereof, and continuously until termination of this Agreement, as follows:

              (i) Non-affiliated representation. Counterparty represents and warrants to BofA, that it is not, and during the term of this Transaction, will not become an affiliate, within the meaning of Rule 144(a)(1) of the Securities Act of 1933, as amended (the "Securities Act"), of the Issuer.

              (ii) The Counterparty represents and warrants to BofA that it (i) is an "accredited investor" within the meaning of Rule 501(a)(1),
              (2), (3), (7) or (8) under the Securities Act, (ii) is acquiring the instruments described in the Transaction for its own account, and not with a view to distribution and (iii) understands and acknowledges that the Transaction has not and will not be registered under the Securities Act.

              (iii) No Information. The Counterparty represents and warrants to BofA that it is not entering into this Transaction while in possession of material, non-public information concerning the business, operations or prospects of the Issuer. "Material" information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell, or hold securities of the Issuer.

              (iv) Counterparty has the legal capacity, power and right to execute, deliver, and perform its obligations under, and in accordance with the Agreement, any Credit Support Document to which Counterparty is a party, and this Transaction.

         (b) This confirmation shall be governed by the law of the State of New York without reference to the choice of law rules thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

         (c) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         (d) Counterparty and BofA hereby acknowledge and agree that BofA has authorized Counterparty to disclose this Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and BofA hereby waives any and all claims to any proprietary rights with respect to this Transaction, and authorizes Counterparty to use any information which Counterparty receives or has received with respect to this Transaction in any manner.

         (e)  Relationship Between Parties:

         Counterparty represents that:

              (i) Non-Reliance. It is acting for its own account, and it has made its own independent decision to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. It has not received from the other party any assurance or guarantee as to the expected results of this Transaction.

              (ii) Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the financial and other risks of this Transaction.

              (iii) Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of this Transaction.

          (f) Additional Covenants of Counterparty. Counterparty covenants and agrees with BofA that:

              (i) if the Transaction relates to a position in restricted or control securities within the meaning and scope of Rule 144, promulgated under the Securities Act, Counterparty shall: (A) provide accurate and complete information upon request of BofA concerning the manner of acquisition, duration of holding period, or the size of such securities position, any affiliation with the Issuer, and prior or anticipated sales, agreements, rights, options, sales, lock-up arrangements, aggregation requirements, and/or any other information relating to such securities; (B) file or cause to be filed with the Securities and Exchange Commission or any other governmental, regulatory, or self-regulatory authority, any and all disclosure documents which may be required or appropriate, including, but not limited to, the disclosure documents required by Rule 144 and/or Sections 13 or 16 of the Securities Exchange Act of 1934, as amended; and (C) promptly advise BofA prior to making any sales of, or executing any other transaction or agreement involving, such securities which are the subject of this Transaction; and

              (ii) if the Transaction may involve, require or result in the delivery of securities or other financial assets, Counterparty is the legal and sole beneficial owner of the pledged Shares, and the same are free and clear of any all liens, charges, equities of redemption, rights of pre-emption, and any other security interests or encumbrances whatsoever other than Rule 145 restrictions; provided however, that if the pledged Shares are held through a Clearance System, (a) recordation of legal title in the name of such Clearance System or its nominee, and
              (b) liens on the pledged Shares of the type that are routinely imposed on all securities in such Clearance System, shall be permitted.

         (g) Each party represents that it is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the "CEA")) because one or more of the following under (x) or (y) is true:

                  (x)      such party is an individual who:

                  (A)      has total assets in excess of U.S. $10,000,000; or

                  (B) has total assets in excess of U.S. $5,000,000 and has entered into this Transaction in order to manage the risk associated with an asset owned or liability incurred, or reasonably likely to be owned or incurred, by such party;

                  or,


                  (y) It is a corporation, partnership, proprietorship, organization, trust or other entity and:

                  (A)      It has total assets in excess of U.S. $10,000,000; or

                  (B) The obligations of it hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through
                           (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of
                           the CEA; or

                  (C) it has a net worth in excess of U.S. $1,000,000 and has entered into this Transaction in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

         (h) Counterparty acknowledges and agrees that it is not relying, and has not relied, upon BofA or any affiliate of BofA, with respect to the legal, accounting, tax or other implications of this Transaction and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. The Counterparty further acknowledges and agrees that neither BofA nor any affiliate of BofA has acted as advisor in any capacity in connection with this Transaction. The Counterparty is entering into this Transaction with a full understanding of all the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks.

         (i) Collateral Provisions. As collateral security for any amounts due to BofA with respect to this Transaction or pursuant to any document executed in connection therewith, the Counterparty granted to BofA a security interest in 1,000,000 Shares (such number of Shares, the "Collateral') pursuant to the Pledge Agreement dated March 15, 2002 by and between the Counterparty and BofA (the "Pledge Agreement"). The Pledge Agreement, any other pledge or security agreement executed by Counterparty in replacement or substitution of the Pledge Agreement, whether or not expressly referencing the Transaction, and any amendment, modification or replacement of or substitution therefor, shall constitute a Credit Support Document under the Agreement.

         (j) Certain Authorized Transfers. BofA may transfer or assign its rights and obligations in whole or in part to (i) any of its or (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, BofA.

         (k) Additional Termination Events

             It shall be an Additional Termination Event with respect to Counterparty only and, with respect to such Additional Termination Event, Counterparty shall be the Affected Party and all Transactions shall be Affected Transactions:

             (i) Breach of Agreement, Dissolution of Partnership.

                (A) the General Partner materially breaches any provision of the Amended and Restated Agreement of Limited Partnership of Welsh, Carson, Anderson & Stowe VIII, L.P. (the "Partnership Agreement");

                (B)  any event shall occur pursuant to Section 7.01 or Section
                     7.02 of the Partnership Agreement; or

                (C) any occurrence or circumstance which in the reasonable opinion of BofA would prevent the Counterparty from performing any of its obligations under this Transaction.

             (ii) Any "Hedging Disruption Event", which term shall mean with respect to BofA any inability (which shall include an increase in costs) due to market illiquidity, illegality (as defined in the Agreement, but with respect to the Transaction hedge), or lack of availability of hedging transaction market participants or otherwise, to establish, re-establish or maintain any hedging transaction(s) necessary in the normal course of BofA's business of hedging the price and market risk of entering into and performing under the Transaction; provided, however, that, solely with respect to any such increase in costs, no Hedging Disruption Event shall be deemed to have occurred if Counterparty agrees to such adjustments to the terms of the Transaction as the Calculation Agent, in its sole discretion, deems necessary to compensate BofA for such increase in costs.

         (l) The "Cross Default" provisions of Section 5(a)(vi) of the Agreement will apply to the Counterparty and, and for such purpose "Specified Indebtedness" will have the meaning specified in
             Section 14, and the "Threshold Amount" in relation to the Counterparty shall be zero.

         (m) For purposes of the Agreement, "Specified Transaction" shall also include any transaction with respect to the forward sale or delivery of any security.

         (n) Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any shares or other securities to or from the Counterparty, BofA may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform BofA obligations in respect of this Transaction and any such designee may assume such obligations. BofA shall be discharged of its obligations to the Counterparty to the extent of any such performance.

         (o) Set-off. In addition to any rights of set-off as specified in any Schedule to the Agreement now or hereafter executed between the parties, BofA shall have rights of set-off as specified in the applicable Pledge Agreement, any other Credit Support Document, or as otherwise provided by contract or law.

         (p) Additional Provisions.

             (i)Section 9.1(e) of the Equity Definitions shall be amended to add the new following subsection (vii) "(vii) any tender offer with respect to the Shares which is not a Merger Event as defined in Section 9.2 of the Equity Definitions and is deemed to be material in the determination of the Calculation Agent".

             (ii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words "other similar" between "any" and "event"; deleting the words "diluting or concentrative" and replacing them with "material"; and adding the following words at the end of the sentence "or the Transaction".

             (iii) For purposes of Section 9.1(e)(iii) of the Equity Definitions, any dividend on the Shares for which the ex-dividend date occurs during the period from and excluding the Trade Date, to and including the Maturity Date, shall be deemed to be an extraordinary dividend.

         (q) Indemnity. In the event that BofA or any of its affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any tax, regulatory or accounting position taken by Counterparty in connection with this Agreement, or the Pledge Agreement, the Counterparty shall reimburse BofA or such affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold BofA or such affiliate harmless on an after-tax basis against any losses, claims, damages or liabilities to which BofA or such affiliate may become subject in connection with any such action, proceeding or investigation; provided, however, that notwithstanding anything in this sentence to the contrary, Counterparty shall have no liability under this paragraph (q) with respect to any regulatory violation of the Securities Act in connection with BofA's purchase of the Shares from Counterparty as a private placement not registered under the Securities Act. The reimbursement and indemnity obligations of the Counterparty under this paragraph shall be in addition to any liability that the Counterparty may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of BofA and its affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Counterparty, BofA, any such affiliate and any such person. The Counterparty also agrees that neither BofA nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Counterparty for or in connection with any matter referred to in this Agreement or the Pledge Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Counterparty result from the gross negligence or bad faith of BofA or a breach by BofA of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of this Agreement.

         (r) Counterparty consents to BofA or any of its affiliates or agents communicating and conferring with the Issuer, its attorneys, and its transfer agent in connection with the transfer of the Shares to BofA pursuant to the terms of this Transaction.

         (s) If, at any time after the Settlement Date, BofA shall consider or be advised that any assignments, assurances or any other similar actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in BofA its rights, title or interest in, to or under any of the Shares, Counterparty agrees to take such actions as may be reasonably necessary or desirable to vest in BofA and to perfect or confirm in respect of BofA any and all right, title and interest, in, to and under such Shares. The representations and warranties of the parties hereunder and the obligations of the parties to this Agreement under this Section 7(s) hereof shall survive termination of this Agreement and shall survive the Settlement Date.

         (t) BofA represents and warrants to and for the benefit of Counterparty that it is purchasing the Shares for its own account, not with a view towards resale or distribution in violation of the Securities Act.

             Please confirm your acceptance and agreement with the foregoing by immediately executing the copy of this Confirmation enclosed for that purpose and returning it to Bank of America, N.A. by facsimile at (212) 230-8610 (Attn: Debra Marvin).



                                              Very truly yours,

                                              Bank of America, N.A.


                                              By: ____________________
                                              Authorized Signatory
                                              Name:


         Accepted and confirmed
         as of the Trade Date:

         Welsh, Carson, Anderson & Stowe VIII, L.P.
         By WCAS VIII Associates LLC, General Partner


         By: _____________________
         Managing Member
         Name: